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SOUTHWEST AIRLINES REPORTS JUNE TRAFFIC

DALLAS, TEXAS – July 9, 2014 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 10.1 billion revenue passenger miles (RPMs) in June 2014, a 2.2 percent increase from the 9.8 billion RPMs flown in June 2013. Available seat miles (ASMs) increased 0.9 percent to 11.7 billion from the June 2013 level of 11.6 billion. The June 2014 load factor was 86.1 percent, compared to 85.0 percent in June 2013. For June 2014, passenger revenue per ASM (PRASM) is estimated to have increased in the seven to eight percent range as compared to June 2013.
For the second quarter of 2014, the Company flew 28.6 billion RPMs, compared to 27.9 billion RPMs flown for the same period in 2013, an increase of 2.4 percent. Second quarter ASMs decreased 0.4 percent to 34.1 billion from second quarter 2013 ASMs of 34.2 billion. The second quarter load factor was 83.9 percent, compared to 81.6 percent for the same period in 2013. The Company currently expects the year-over-year increase in second quarter 2014 PRASM to exceed eight percent as compared to second quarter 2013.
For the first half of 2014, the Company flew 52.7 billion RPMs, compared to 51.7 billion RPMs flown for the same period in 2013, an increase of 2.0 percent. Year-to-date ASMs decreased 0.7 percent to 64.6 billion from 65.0 billion for the same period in 2013. The year-to-date load factor was 81.7 percent, compared to 79.5 percent for the same period in 2013.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

JUNE
	2014	2013	Change
Revenue passengers carried	10,068,625	9,909,894	1.6%
Enplaned passengers	12,357,793	12,239,506	1.0%
Revenue passenger miles (000s)	10,066,937	9,846,172	2.2%
Available seat miles (000s)	11,692,896	11,588,034	0.9%
Load factor	86.1%	85.0%	1.1 pts.
Average length of haul	1,000	994	0.6%
Trips flown	109,758	113,989	(3.7)%

SECOND QUARTER
	2014	2013	Change
Revenue passengers carried	29,155,114	28,960,367	0.7%
Enplaned passengers	35,790,140	35,530,779	0.7%
Revenue passenger miles (000s)	28,589,997	27,929,506	2.4%
Available seat miles (000s)	34,096,212	34,231,243	(0.4)%
Load factor	83.9%	81.6%	2.3 pts.
Average length of haul	981	964	1.8%
Trips flown	327,343	343,592	(4.7)%

YEAR-TO-DATE
	2014	2013	Change
Revenue passengers carried	54,210,923	54,164,301	0.1%
Enplaned passengers	66,446,721	66,243,404	0.3%
Revenue passenger miles (000s)	52,745,314	51,686,249	2.0%
Available seat miles (000s)	64,570,794	65,032,668	(0.7)%
Load factor	81.7%	79.5%	2.2 pts.
Average length of haul	973	954	2.0%
Trips flown	626,981	662,106	(5.3)%

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